Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2017 Results (Unaudited)

Second Quarter 2017 Summary

•	Net income of $14.2 million, an increase of $4.7 million, or 49%, over the prior quarter

•	Second quarter results include $10.1 million of merger-related expense

•	Diluted earnings per share of $0.35

•	ROAA and ROATCE of 0.89% and 11.33%, respectively

•	Efficiency ratio of 52%

•	Closed acquisition of Heritage Oaks Bancorp effective April 1, 2017

•	Tangible book value of $13.83, an increase of 16.5% over the second quarter of 2016

•	New loan originations of $492 million, 33% annualized increase

•	Noninterest-bearing deposits account for 37% of total deposits

Irvine, Calif., July 25, 2017 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2017 of $14.2 million, or $0.35 per diluted share, compared with net income of $9.5 million, or $0.34 per diluted share, for the first quarter of 2017 and net income of $10.4 million, or $0.37 per diluted share, for the second quarter of 2016. Net income for the second and first quarters of 2017 include $10.1 million and $4.9 million of merger-related expense, respectively, associated with the acquisition of Heritage Oaks Bancorp ("Heritage Oaks"). Net income for the second quarter of 2016 includes $497,000 of merger-related expense associated with the acquisition of Security Bank of California ("Security").

For the three months ended June 30, 2017, the Company’s return on average assets was 0.89% and return on average tangible common equity was 11.33%. For the three months ended March 31, 2017, the Company's return on average assets was 0.94% and the return on average tangible common equity was 11.03%. For the three months ended June 30, 2016, the Company's return on average assets was 1.16% and its return on average tangible common equity was 13.30%. Total assets as of June 30, 2017 were $6.4 billion compared with $4.2 billion at March 31, 2017 and $3.6 billion at June 30, 2016.

Steven R. Gardner, Chairman, President and Chief Executive Officer of the Company, commented on the results, “We executed well in the second quarter, generating strong business volumes while integrating the Heritage Oaks Bancorp acquisition. We had another strong quarter of loan production, generating $492 million in commitments. We continue to have well balanced loan production with contributions from our commercial, commercial real estate, SBA and franchise lending businesses, while also maintaining exceptional credit quality.

“The integration of the Heritage Oaks team has progressed very well throughout the second quarter and we completed the systems conversion last week. We are on track to capture all of the synergies that we had projected for this transaction. At the same time, we continue to strengthen and enhance our infrastructure and personnel as we anticipate eventually surpassing the $10 billion asset threshold. While making these investments in people and systems, we believe we will be able to achieve an operating efficiency ratio in the low 50% range, which we think is appropriate for a bank of our size, growth profile and commercial banking focus.

“Over the second half of the year, we will be focused on leveraging our unique sales culture, larger lending capacity, and broader product offerings to accelerate business development in the Central Coast of California. We also continue to actively explore additional M&A transactions that can provide strategic and economic benefits, and further enhance the value of our franchise,” said Mr. Gardner.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Financial Highlights	(dollars in thousands, except per share data)
Net income	$14,176	$9,521	$10,369
Diluted earnings per share	$0.35	$0.34	$0.37
Return on average assets	0.89%	0.94%	1.16%
Return on average tangible common equity (1)	11.33%	11.03%	13.30%
Net interest margin	4.40%	4.39%	4.48%
Cost of deposits	0.25%	0.27%	0.28%
Efficiency ratio (2)	52.3%	52.3%	54.4%
Total assets	$6,440,631	$4,174,428	$3,597,666
Tangible book value (1)	$13.83	$12.88	$11.87

(1) A reconciliation of the non-GAAP measures of average tangible common equity and tangible book value to the GAAP measures of common stockholders' equity and book value are set forth at the end of this press release.

(2) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and merger-related expense to the sum of net interest income before provision for loan losses and total noninterest income, less gains/(loss) on sale of securities and other-than-temporary impairment recovery/(loss) on investment securities.

INCOME STATEMENT HIGHLIGHTS

Net Interest Income and Net Interest Margin

Net interest income totaled $63.3 million in the second quarter of 2017, an increase of $21.6 million, or 52%, from the first quarter of 2017. The increase in net interest income was primarily due to an increase in average interest-earning assets of $1.9 billion, primarily related to the acquisition of Heritage Oaks, which at acquisition added $1.4 billion of loans and $445 million of securities, before purchase accounting adjustments.

Net interest margin increased to 4.40% from 4.39% in the prior quarter, primarily due to higher loan yields which increased 10 basis points to 5.29% from 5.19% in the prior quarter, as a result of increased accretion income as well as the favorable repricing of our variable rate loan portfolio, resultant from the recent Fed rate increases. Additionally, our average cost of interest-bearing liabilities decreased 4 basis points to 0.61% from 0.65% in the prior quarter with the acquisition of Heritage Oaks. Partially offsetting these benefits was a 16 basis point decrease in the investment portfolio yield to 2.42% from 2.58% in the prior quarter. Included in the net interest margin for the second quarter of 2017 was $4.2 million of accretion income associated with acquired loans, representing 30 basis points of net interest margin, including $3.3 million associated with the Heritage Oaks portfolio, compared to $1.1 million of accretion income representing 12 basis points of net interest margin in the first quarter of 2017.

Net interest income for the second quarter of 2017 increased $25.8 million, or 69%, compared to the second quarter of 2016. The increase was primarily related to an increase in average interest-earning assets of $2.4 billion, which resulted primarily from our organic loan growth since the end of the second quarter of 2016 and our acquisition of Heritage Oaks during the second quarter of 2017.

Provision for Loan Losses

A provision for loan losses of $1.9 million was recorded for the second quarter of 2017, compared with a provision for loan losses of $2.5 million for the quarter ending March 31, 2017. Lower credit losses as evidenced by net loan recoveries of $76,000 contributed to the decrease in our provision for loan losses.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost	Average Balance	Interest Income/Expense	Average Yield/ Cost
Assets	(dollars in thousands)
Cash and cash equivalents	$133,127	$160	0.48%	$86,849	$84	0.39%	$177,603	$189	0.43%
Investment securities	829,380	5,019	2.42	450,075	2,907	2.58	299,049	1,650	2.21
Loans receivable, net (1)	4,815,612	63,554	5.29	3,315,792	42,436	5.19	2,892,236	39,035	5.43
Total interest-earning assets	$5,778,119	$68,733	4.77%	$3,852,716	$45,427	4.78%	$3,368,888	$40,874	4.88%

Liabilities
Interest-bearing deposits	$3,107,842	$3,081	0.40%	$2,006,365	$2,135	0.43%	$1,864,252	$2,010	0.43%
Borrowings	464,845	2,314	2.00	334,618	1,589	1.93	169,058	1,303	3.10
Total interest-bearing liabilities	$3,572,687	$5,395	0.61%	$2,340,983	$3,724	0.65%	$2,033,310	$3,313	0.66%
Noninterest-bearing deposits	$1,802,752			$1,208,045			$1,060,104
Net interest income		$63,338			$41,703			$37,561
Net interest margin (2)			4.40%			4.39%			4.48%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees/costs and unamortized discounts/premiums.
(2) Represents net interest income divided by average interest-earning assets.

Noninterest Income

Noninterest income for the second quarter of 2017 was $8.8 million, an increase of $4.1 million, or 87%, from the first quarter of 2017. The increase from the first quarter of 2017 was primarily related to a $2.1 million increase in net gain from the sale of $213 million of investment securities, a $799,000 increase in deposit fees and a $1.1 million increase in other income all related to the Heritage Oaks acquisition. During the quarter, the Bank sold $29.6 million of Small Business Administration ("SBA") loans for a gain of $2.9 million, compared with $30.5 million of SBA loans sold and a gain of $2.6 million in the prior quarter.

Noninterest income for the second quarter of 2017 increased $4.3 million, or 97%, compared to the second quarter of 2016. The increase from the second quarter of 2016 was primarily related to a $1.6 million increase in net gain from the sale of investment securities, a $829,000 increase in deposit fees, a $763,000 increase in net gain from sales of loans and a $1.2 million increase in other income.

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
NONINTEREST INCOME	(dollars in thousands)
Loan servicing fees	$143	$222	$256
Deposit fees	1,646	847	817
Net gain from sales of loans	2,887	2,811	2,124
Net gain from sales of investment securities	2,093	—	532
Net gain from other real estate owned	94	—	18
Other income	1,896	803	703
Total noninterest income	$8,759	$4,683	$4,450

 Noninterest Expense

Noninterest expense totaled $48.5 million for the second quarter of 2017, an increase of $18.7 million, or 63%, compared with the first quarter of 2017. The increase was primarily driven by the inclusion of Heritage Oaks operations and merger-related expenses of $10.1 million in the second quarter of 2017 compared with $4.9 million for the first quarter of 2017. Excluding the merger related expense our noninterest expense was $38.4 million. Going forward we expect our quarterly operating expense run rate to be in the range of $38-40 million.

In comparison to the second quarter of 2016, noninterest expense grew by $24.8 million, or 105%. The increase in expense was primarily related to higher merger-related expense of $9.6 million and the additional costs from the operations, personnel and branches retained from the acquisition of Heritage, combined with our continued investment in personnel to support our organic growth.

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
NONINTEREST EXPENSE	(dollars in thousands)
Compensation and benefits	$21,623	$14,887	$13,098
Premises and occupancy	3,733	2,453	2,447
Data processing	2,439	1,187	887
Other real estate owned operations, net	44	12	(15)
FDIC insurance premiums	818	455	401
Legal, audit and professional expense	1,178	857	446
Marketing expense	1,006	818	803
Office, telecommunications and postage expense	922	433	573
Loan expense	1,068	468	540
Deposit expense	1,669	1,444	1,196
Merger-related expense	10,117	4,946	497
CDI amortization	1,761	511	645
Other expense	2,118	1,276	2,177
Total noninterest expense	$48,496	$29,747	$23,695

Income Tax

For the second quarter of 2017, our effective tax rate was 34.7%, compared with 32.7% for the first quarter of 2017 and 38.0% for the second quarter of 2016. The increase in the effective tax rate when compared to the first quarter of 2017 was primarily the result of lower tax deductible equity stock expense related to the adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Accounting, which went into effect for the Company on January 1, 2017. As a result of the adoption of ASU 2016-09, the Company began recognizing the tax effects of exercised or vested awards as discrete items in the reporting period in which they occur, resulting in a $461,000 tax benefit to the Company for the second quarter of 2017 compared with $1.1 million in the first quarter of 2017.

BALANCE SHEET HIGHLIGHTS

Loans

Loans held for investment totaled $4.9 billion at June 30, 2017, an increase of $1.5 billion, or 44%, from March 31, 2017, and an increase of $1.9 billion, or 66%, from June 30, 2016. The increases were impacted by the acquisition of Heritage Oaks, as well as organic loan growth. The total end of period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2017 was 4.79%, compared to 4.87% at March 31, 2017 and 4.84% at June 30, 2016.

Loan activity during the second quarter of 2017 included new organic loan commitments of $492 million, compared with $455 million in the first quarter of 2017 and $299 million in the second quarter of 2016. At June 30, 2017, our ratio of loans held for investment to total deposits was 98.2%, compared with 102.7% and 99.6% at March 31, 2017 and June 30, 2016, respectively.

	June 30,	March 31,	June 30,
	2017	2017	2016
Loan Portfolio	(dollars in thousands)
Business loans:
Commercial and industrial	$733,852	$593,457	$508,141
Franchise	565,415	493,158	403,855
Commercial owner occupied	729,476	482,295	443,060
SBA	108,224	107,233	86,076
Agriculture	98,842	—	—
Real estate loans:
Commercial non-owner occupied	1,095,184	612,787	526,362
Multi-family	746,547	682,237	613,573
One-to-four family	322,048	100,423	106,538
Construction	289,600	298,279	215,786
Farmland	136,587	—	—
Land	31,799	19,738	18,341
Other loans	7,309	3,930	5,822
Total gross loans	4,864,883	3,393,537	2,927,554
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	568	3,250	3,181
Total loans	4,865,451	3,396,787	2,930,735
Less: Loans held for sale, at lower of cost or fair value	6,840	11,090	10,116
Loans held for investment	4,858,611	3,385,697	2,920,619
Allowance for loan losses	(25,055)	(23,075)	(18,955)
Loans held for investment, net	$4,833,556	$3,362,622	$2,901,664

Asset Quality and Allowance for Loan Losses

At June 30, 2017, our allowance for loan losses was $25.1 million, an increase of $2.0 million from March 31, 2017. Loan loss provision for the quarter was $1.9 million while net recoveries were $76,000.

The ratio of allowance for loan losses to loans held for investment at June 30, 2017 was 0.52%, compared to 0.68% and 0.65% at March 31, 2017 and June 30, 2016, respectively. Under the guidance of ASC 820: Fair Value Measurements and Disclosures, the fair value discount on loans acquired through total bank acquisition was $25.5 million, or 0.53%, of total loans held for investment as of June 30, 2017.

Nonperforming assets totaled $767,000, or 0.01% of total assets, at June 30, 2017, a decrease from $973,000, or 0.02% of total assets, at March 31, 2017. During the second quarter of 2017, nonperforming loans decreased $118,000 to $395,000, and other real estate owned decreased to $372,000. Loan delinquencies increased to $3.0 million, or 0.06%, of loans held for investment compared to $477,000, or 0.01% of loans held for investment at March 31, 2017.

	June 30,	March 31,	June 30,
	2017	2017	2016
Asset Quality	(dollars in thousands)
Nonaccrual loans	$395	$513	$4,062
Other real estate owned	372	460	711
Nonperforming assets	$767	$973	$4,773

Allowance for loan losses	$25,055	$23,075	$18,955
Allowance for loan losses as a percent of total nonperforming loans	6,343%	4,498%	467%
Nonperforming loans as a percent of loans held for investment	0.01%	0.02%	0.14%
Nonperforming assets as a percent of total assets	0.01%	0.02%	0.13%
Net loan (recoveries) charge-offs for the quarter ended	$(76)	$723	$1,089
Net loan (recoveries) charge-offs for quarter to average total loans	—%	0.02%	0.04%
Allowance for loan losses to loans held for investment (1)	0.52%	0.68%	0.65%
Delinquent Loans:
30 - 59 days	$600	$117	$1,144
60 - 89 days	1,965	—	2,487
90+ days	454	360	1,797
Total delinquency	$3,019	$477	$5,428
Delinquency as a % of loans held for investment	0.06%	0.01%	0.19%

(1) 38% of loans held for investment include a fair value discount of $25.2 million.

Investment Securities

Investment securities available for sale totaled $703 million at June 30, 2017, an increase of $268 million from March 31, 2017, and $458 million from June 30, 2016. The increase in the second quarter of 2017 was primarily the result of the acquisition of Heritage Oaks, which at acquisition added $445 million of securities, before purchase accounting adjustments, partially offset by approximately $213 million in sales of securities resulting in a gain of $2.1 million.

Deposits

At June 30, 2017, deposits totaled $4.9 billion, an increase of $1.6 billion, or 50%, from March 31, 2017 and $2.0 billion, or 69%, from June 30, 2016. At June 30, 2017, non-maturity deposits totaled $4.1 billion, 84% of total deposits, an increase of $1.4 billion, or 53%, from March 31, 2017 and an increase of $1.8 billion, or 79%, from June 30, 2016. During the second quarter of 2017, deposit increases included $732 million in money market/savings deposits, $577 million in noninterest-bearing deposits, $191 million in retail certificate deposits, $132 million in interest checking and $16 million in wholesale/brokered certificates of deposits, primarily as a result of the acquisition of Heritage Oaks.

The weighted average cost of deposits for the three month period ending June 30, 2017 was 0.25%, compared to 0.27% for the three month period ending March 31, 2017 and 0.28% for the three month period ending June 30, 2016.

	June 30,	March 31,	June 30,
	2017	2017	2016
Deposit Accounts	(dollars in thousands)
Noninterest-bearing checking	$1,810,047	$1,232,578	$1,043,361
Interest-bearing:
Checking	323,818	191,399	181,859
Money market/Savings	2,006,131	1,273,917	1,086,255
Retail certificates of deposit	572,523	381,738	420,673
Wholesale/brokered certificates of deposit	233,912	217,441	198,853
Total interest-bearing	3,136,384	2,064,495	1,887,640
Total deposits	$4,946,431	$3,297,073	$2,931,001

Cost of deposits	0.25%	0.27%	0.28%
Noninterest-bearing deposits as a percent of total deposits	37%	37%	36%
Non-maturity deposits as a percent of total deposits	84%	82%	79%

Borrowings

At June 30, 2017, total borrowings amounted to $477 million, an increase of $96.3 million, or 25%, from March 31, 2017 and an increase of $287 million, or 152%, from June 30, 2016. Total borrowings for the quarter included $397 million of advances from the Federal Home Loan Bank of San Francisco and $80 million of subordinated debt. At June 30, 2017, total borrowings represented 7.4% of total assets, compared to 9.1% and 5.3%, as of March 31, 2017 and June 30, 2016, respectively.

Capital Ratios

At June 30, 2017, our ratio of tangible common equity to total assets was 9.18%, with book value per share of $23.96 and tangible book value of $13.83 per share, compared with a tangible book value of $12.88 at March 31, 2017 and tangible book value of $11.87 at June 30, 2016.

At June 30, 2017, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.54%, common equity tier 1 risk-based capital of 11.85%, tier 1 risk-based capital of 11.85% and total risk-based capital of 12.35%. These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.5% for common equity tier 1 risk-based capital, 8.00% for tier 1 risk-based capital and 10.00% for total risk-based capital.

At June 30, 2017, the Company had a ratio for tier 1 leverage capital of 9.85%, common equity tier 1 risk-based capital of 10.71%, tier 1 risk-based capital of 11.09% and total risk-based capital of 12.70%.

	June 30,	March 31,	June 30,
Capital Ratios	2017	2017	2016
Pacific Premier Bancorp, Inc. Consolidated
Tier 1 leverage ratio	9.85%	9.54%	9.88%
Common equity tier 1 risk-based capital ratio	10.71%	9.84%	10.53%
Tier 1 risk-based capital ratio	11.09%	10.11%	10.84%
Total risk-based capital ratio	12.70%	12.34%	13.37%
Tangible common equity ratio (1)	9.18%	8.85%	9.42%

Pacific Premier Bank
Tier 1 leverage ratio	10.54%	10.71%	11.17%
Common equity tier 1 risk-based capital ratio	11.85%	11.37%	12.25%
Tier 1 risk-based capital ratio	11.85%	11.37%	12.25%
Total risk-based capital ratio	12.35%	12.01%	12.88%

Share Data
Book value per share	$23.96	$16.88	$15.94
Shares issued and outstanding	40,048,758	27,908,816	27,650,533
Tangible book value per share (1)	$13.83	$12.88	$11.87
Closing stock price	$36.90	$38.55	$24.00

(1) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 25, 2017 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. A live webcast will be available on the Webcasts page of the Company's investor relations website. An archived version of the webcast will be available in the same location shortly after the live call has ended. The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call. Additionally, a telephone replay will be made available through August 1, 2017 at (877) 344-7529, conference ID 10110048.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest banks headquartered in Southern California with approximately $6.4 billion in assets. Pacific Premier Bank is a business bank primarily focused on serving small and middle market businesses in the counties of Orange, Los Angeles, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California. Through its more than 25 depository branches, Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, statements regarding the Company's growth and the impact of acquisitions. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2016 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R. Gardner
Chairman, President and Chief Executive Officer
949.864.8000

Ronald J. Nicolas, Jr.
Senior Executive Vice President & CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS	2017	2017	2016	2016	2016
Cash and due from banks	$35,686	$13,425	$14,706	$18,543	$15,444
Interest-bearing deposits with financial institutions	193,595	87,088	142,151	85,361	169,855
Cash and cash equivalents	229,281	100,513	156,857	103,904	185,299
Interest-bearing time deposits with financial institutions	3,944	3,944	3,944	3,944	3,944
Investments held-to-maturity, at amortized cost	7,750	8,272	8,565	8,900	9,292
Investment securities available-for-sale, at fair value	703,083	435,408	380,963	313,200	245,471
FHLB, FRB and other stock, at cost	56,612	37,811	37,304	29,966	26,984
Loans held for sale, at lower of cost or fair value	6,840	11,090	7,711	9,009	10,116
Loans held for investment	4,858,611	3,385,697	3,241,613	3,090,839	2,920,619
Allowance for loan losses	(25,055)	(23,075)	(21,296)	(21,843)	(18,955)
Loans held for investment, net	4,833,556	3,362,622	3,220,317	3,068,996	2,901,664
Accrued interest receivable	20,607	13,366	13,145	11,642	12,143
Other real estate owned	372	460	460	711	711
Premises and equipment	45,342	11,799	12,014	11,314	11,014
Deferred income taxes, net	22,201	12,744	16,807	20,001	16,552
Bank owned life insurance	74,982	40,696	40,409	40,116	39,824
Intangible assets	35,305	8,942	9,451	9,976	10,500
Goodwill	370,564	102,490	102,490	101,939	101,939
Other assets	30,192	24,271	25,874	21,213	22,213
Total Assets	$6,440,631	$4,174,428	$4,036,311	$3,754,831	$3,597,666
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest-bearing checking	$1,810,047	$1,232,578	$1,185,768	$1,160,394	$1,043,361
Interest-bearing:
Checking	323,818	191,399	182,893	181,534	181,859
Money market/savings	2,006,131	1,273,917	1,202,361	1,145,609	1,086,255
Retail certificates of deposit	572,523	381,738	375,203	384,083	420,673
Wholesale/brokered certificates of deposit	233,912	217,441	199,356	188,132	198,853
Total interest-bearing	3,136,384	2,064,495	1,959,813	1,899,358	1,887,640
Total deposits	4,946,431	3,297,073	3,145,581	3,059,752	2,931,001
FHLB advances and other borrowings	397,267	311,363	327,971	136,213	120,252
Subordinated debentures	79,800	69,413	69,383	69,353	69,323
Accrued expenses and other liabilities	57,402	25,554	33,636	39,548	36,460
Total Liabilities	5,480,900	3,703,403	3,576,571	3,304,866	3,157,036
STOCKHOLDERS’ EQUITY:
Common stock	396	275	274	273	273
Additional paid-in capital	815,327	345,888	345,138	343,231	342,388
Retained earnings	140,748	126,570	117,049	105,098	95,869
Accumulated other comprehensive income (loss), net of tax (benefit)	3,260	(1,708)	(2,721)	1,363	2,100
Total Stockholders' Equity	959,731	471,025	459,740	449,965	440,630
Total Liabilities and Stockholders' Equity	$6,440,631	$4,174,428	$4,036,311	$3,754,831	$3,597,666

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
INTEREST INCOME
Loans	$63,554	$42,436	$39,035	$105,990	$74,442
Investment securities and other interest-earning assets	5,179	2,991	1,839	8,170	3,937
Total interest income	68,733	45,427	40,874	114,160	78,379
INTEREST EXPENSE
Deposits	3,081	2,135	2,010	5,216	4,079
FHLB advances and other borrowings	1,175	604	324	1,779	649
Subordinated debentures	1,139	985	979	2,124	1,889
Total interest expense	5,395	3,724	3,313	9,119	6,617
Net interest income before provision for loan losses	63,338	41,703	37,561	105,041	71,762
Provision for loan losses	1,904	2,502	1,589	4,406	2,709
Net interest income after provision for loan losses	61,434	39,201	35,972	100,635	69,053
NONINTEREST INCOME
Loan servicing fees	143	222	256	365	481
Deposit fees	1,646	847	817	2,493	1,645
Net gain from sales of loans	2,887	2,811	2,124	5,698	4,030
Net gain from sales of investment securities	2,093	—	532	2,093	1,285
Net gain from other real estate owned	94	—	18	94	18
Other income	1,896	803	703	2,699	1,839
Total noninterest income	8,759	4,683	4,450	13,442	9,298
NONINTEREST EXPENSE
Compensation and benefits	21,623	14,887	13,098	36,510	24,837
Premises and occupancy	3,733	2,453	2,447	6,186	4,730
Data processing	2,439	1,187	887	3,626	1,798
Other real estate owned operations, net	44	12	(15)	56	(7)
FDIC insurance premiums	818	455	401	1,273	783
Legal, audit and professional expense	1,178	857	446	2,035	1,311
Marketing expense	1,006	818	803	1,824	1,433
Office, telecommunications and postage expense	922	433	573	1,355	1,054
Loan expense	1,068	468	540	1,536	943
Deposit expense	1,669	1,444	1,196	3,113	2,201
Merger-related expense	10,117	4,946	497	15,063	3,616
CDI amortization	1,761	511	645	2,272	989
Other expense	2,118	1,276	2,177	3,394	3,640
Total noninterest expense	48,496	29,747	23,695	78,243	47,328
Net income before income taxes	21,697	14,137	16,727	35,834	31,023
Income tax	7,521	4,616	6,358	12,137	12,100
Net income	$14,176	$9,521	$10,369	$23,697	$18,923
EARNINGS PER SHARE
Basic	$0.36	$0.35	$0.38	$0.71	$0.72
Diluted	$0.35	$0.34	$0.37	$0.69	$0.70
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	39,586,524	27,528,940	27,378,930	33,591,040	26,467,292
Diluted	40,267,220	28,197,220	27,845,490	34,267,215	26,901,627

SELECTED FINANCIAL DATA

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost	Average Balance	Interest Income/Expense	Average Yield/Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$133,127	$160	0.48%	$86,849	$84	0.39%	$177,603	$189	0.43%
Investment securities	829,380	5,019	2.42	450,075	2,907	2.58	299,049	1,650	2.21
Loans receivable, net (1)	4,815,612	63,554	5.29	3,315,792	42,436	5.19	2,892,236	39,035	5.43
Total interest-earning assets	5,778,119	68,733	4.77	3,852,716	45,427	4.78	3,368,888	40,874	4.88
Noninterest-earning assets	592,186			196,041			194,005
Total assets	$6,370,305			$4,048,757			$3,562,893
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$329,450	$90	0.11	$195,258	$53	0.11	$178,258	$50	0.11
Money market	1,779,013	1,582	0.36	1,133,676	972	0.35	980,806	896	0.37
Savings	218,888	68	0.12	103,449	38	0.15	98,419	38	0.16
Retail certificates of deposit	568,367	911	0.64	372,208	685	0.75	451,035	743	0.66
Wholesale/brokered certificates of deposit	212,124	430	0.81	201,774	387	0.78	155,734	283	0.73
Total interest-bearing deposits	3,107,842	3,081	0.40	2,006,365	2,135	0.43	1,864,252	2,010	0.43
FHLB advances and other borrowings	385,088	1,175	1.22	265,224	604	0.92	99,754	324	1.31
Subordinated debentures	79,757	1,139	5.71	69,394	985	5.68	69,304	979	5.65
Total borrowings	464,845	2,314	2.00	334,618	1,589	1.93	169,058	1,303	3.10
Total interest-bearing liabilities	3,572,687	5,395	0.61	2,340,983	3,724	0.65	2,033,310	3,313	0.66
Noninterest-bearing deposits	1,802,752			1,208,045			1,060,104
Other liabilities	46,666			30,297			32,867
Total liabilities	5,422,105			3,579,325			3,126,281
Stockholders' equity	948,200			469,432			436,612
Total liabilities and equity	$6,370,305			$4,048,757			$3,562,893
Net interest income		$63,338			$41,703			$37,561
Net interest margin (2)			4.40%			4.39%			4.48%
Ratio of interest-earning assets to interest-bearing liabilities			161.73%			164.58%			165.68%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees/costs and unamortized discounts/premiums.
(2) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO COMPOSITION
(dollars in thousands)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Loan Portfolio
Business loans:
Commercial and industrial	$733,852	$593,457	$563,169	$537,809	$508,141
Franchise	565,415	493,158	459,421	431,618	403,855
Commercial owner occupied	729,476	482,295	454,918	460,068	443,060
SBA	108,224	107,233	96,705	92,195	86,076
Agriculture	98,842	—	—	—	—
Real estate loans:
Commercial non-owner occupied	1,095,184	612,787	586,975	527,412	526,362
Multi-family	746,547	682,237	690,955	689,813	613,573
One-to-four family	322,048	100,423	100,451	101,377	106,538
Construction	289,600	298,279	269,159	231,098	215,786
Farmland	136,587	—	—	—	—
Land	31,799	19,738	19,829	18,472	18,341
Other loans	7,309	3,930	4,112	5,678	5,822
Total gross loans	4,864,883	3,393,537	3,245,694	3,095,540	2,927,554
Plus: Deferred loan origination costs/(fees) and premiums/(discounts), net	568	3,250	3,630	4,308	3,181
Total loans	4,865,451	3,396,787	3,249,324	3,099,848	2,930,735
Less: Loans held for sale, at lower of cost or fair value	6,840	11,090	7,711	9,009	10,116
Loans held for investment	4,858,611	3,385,697	3,241,613	3,090,839	2,920,619
Allowance for loan losses	(25,055)	(23,075)	(21,296)	(21,843)	(18,955)
Loans held for investment, net	$4,833,556	$3,362,622	$3,220,317	$3,068,996	$2,901,664

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY INFORMATION
(dollars in thousands)

	June 30,	March 31,	December 31,	September 30	June 30,
	2017	2017	2016	2016	2016
Asset Quality
Nonaccrual loans	$395	$513	$1,141	$5,734	$4,062
Other real estate owned	372	460	460	711	711
Nonperforming assets	$767	$973	$1,601	$6,445	$4,773

Allowance for loan losses	$25,055	$23,075	$21,296	$21,843	$18,955
Allowance for loan losses as a percent of total nonperforming loans	6,343%	4,498%	1,866%	381%	467%
Nonperforming loans as a percent of loans held for investment	0.01%	0.02%	0.04%	0.19%	0.14%
Nonperforming assets as a percent of total assets	0.01%	0.02%	0.04%	0.17%	0.13%
Net loan (recoveries) charge-offs for the quarter ended	$(76)	$723	$2,601	$1,125	$1,089
Net loan (recoveries) charge-offs for quarter to average total loans	—%	0.02%	0.08%	0.04%	0.04%
Allowance for loan losses to loans held for investment	0.52%	0.68%	0.66%	0.71%	0.65%
Delinquent Loans:
30 - 59 days	$600	$117	$122	$1,042	$1,144
60 - 89 days	1,965	—	71	1,990	2,487
90+ days	454	360	639	2,646	1,797
Total delinquency	$3,019	$477	$832	$5,678	$5,428
Delinquency as a percent of loans held for investment	0.06%	0.01%	0.03%	0.18%	0.19%

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)

For periods presented below, return on average tangible common equity is a non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	June 30,	March 31,	June 30,
	2017	2017	2016
Net income	$14,176	$9,521	$10,369
Plus CDI amortization expense	1,761	511	645
Less CDI amortization expense tax adjustment	(610)	(167)	(245)
Net income for average tangible common equity	$15,327	$9,865	$10,769

Average stockholders' equity	$948,200	$469,432	$436,612
Less average CDI	36,445	9,274	10,876
Less average goodwill	370,564	102,490	101,923
Average tangible common equity	$541,191	$357,668	$323,813

Return on average equity	5.98%	8.11%	9.50%
Return on average tangible common equity	11.33%	11.03%	13.30%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2017	2017	2016	2016	2016
Total stockholders' equity	$959,731	$471,025	$459,740	$449,965	$440,630
Less intangible assets	(405,869)	(111,432)	(111,941)	(111,915)	(112,439)
Tangible common equity	$553,862	$359,593	$347,799	$338,050	$328,191

Book value per share	$23.96	$16.88	$16.54	$16.27	$15.94
Less intangible book value per share	(10.13)	(4.00)	(4.03)	(4.05)	(4.07)
Tangible book value per share	$13.83	$12.88	$12.51	$12.22	$11.87

Total assets	$6,440,631	$4,174,428	$4,036,311	$3,754,831	$3,597,666
Less intangible assets	(405,869)	(111,432)	(111,941)	(111,915)	(112,439)
Tangible assets	$6,034,762	$4,062,996	$3,924,370	$3,642,916	$3,485,227

Tangible common equity ratio	9.18%	8.85%	8.86%	9.28%	9.42%